UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2005 (June 23, 2005)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)

(615) 269-8175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

      On June 23, 2005, the Board of Directors of Healthcare Realty Trust Incorporated appointed Bruce D. Sullivan to serve as a director of the Company. Mr. Sullivan was appointed to fill a vacancy on the board and will serve as the Company’s audit committee chairman. The Audit Committee has concluded that Mr. Sullivan meets the criteria of “audit committee financial expert,” as defined in Item 401(h) of
Regulation S-K.

      As previously disclosed in a Form 8-K filed on April 29, 2005, Mr. Sullivan resigned from the Company’s Board of Directors to preserve the independence of Ernst & Young LLP, the Company’s predecessor auditor for all years through 2003 and which was engaged to perform a reaudit of the years ended 2003 and 2002 in connection with a restatement of the Company’s financial statements for those years, as previously disclosed in Forms 8-K filed on March 23, 2005, March 31, 2005 and June 13, 2005. The Company’s audit committee has subsequently decided that it will engage a single firm to audit 2004, 2003 and 2002, which decision has resolved the independence issue with respect to Mr. Sullivan and Ernst & Young, so that Mr. Sullivan can return to the Board of Directors.

      Mr. Sullivan joined Ernst & Young in 1966. From 1974 to 1976, Mr. Sullivan served as a project director and a Fellow with the Financial Accounting Standards Board. He remained with Ernst & Young until his retirement in 2001, during which time he served as an audit partner and, finally, as the managing partner of the Nashville office. Later, Mr. Sullivan consulted with Ernst & Young in connection with the redesign of its global risk management policies and procedures. Mr. Sullivan is a certified public accountant in the states of Tennessee, Florida and North Carolina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes
Senior Vice President and Chief Financial Officer

Date: June 24, 2005